                                                                    Exhibit 99.1

[HUBBELL LOGO]

                     Date:           January 20, 2005             NEWS RELEASE

                     For Release:    IMMEDIATELY
--------------------------------------------------------------------------------

                                                          Hubbell Incorporated
                                                          584 Derby-Milford Road
                                                          P. O. Box 549
                                                          Orange, CT  06477
                                                          203-799-4100

                     Contact:         Thomas R. Conlin




                     HUBBELL REPORTS STRONG FOURTH QUARTER,

                             FULL YEAR 2004 RESULTS
                             ----------------------



ORANGE, CT. (January 20, 2005) -- Hubbell Incorporated (NYSE: HUBA, HUBB) today reported strong operating results for the fourth quarter and full year ended December 31, 2004. The Company cited as contributors another year of accomplishment in its internal productivity and efficiency initiatives and positive trends in its markets.

Sales in the fourth quarter 2004 totaled $499.7 million for a 12% increase over $444.7 million reported in the equivalent period last year. Sales for the full year 2004 rose to $1.99 billion, a 13% increase, compared to $1.77 billion reported for 2003.

Net income for the fourth quarter 2004 was $47.8 million or a 37% increase over $34.8 million reported last year. Earnings per share, diluted, rose 35% to $.77 as compared to $.57 reported for 2003. Both of the periods included items that affect the year-over-year comparison:

      o The fourth quarter of 2004 included a $.16 per share benefit related to the completion of IRS examinations for years through 2001, partially offset by expenses of $2.8 million, pre-tax, or $.03 per share for ongoing charges related to restructuring initiatives.

      o The fourth quarter of 2003 included pre-tax expenses of $0.5 million or $.01 per share for actions under the Company's ongoing program to restructure its Lighting business.


                                  -continued-

Net income for the full year 2004 was $154.7 million or a 34% increase over $115.1 million reported last year. Earnings per share, diluted, rose 31% to $2.51 as compared to $1.91 reported for 2003. Included in these comparable results were:

      o In 2004, the tax benefit of $.16 per share offset by restructuring charges of $16.7 million, pre-tax, or $.18 per share, including amounts reported in Cost of goods sold.

      o In 2003, restructuring expenses of $8.1 million, pre-tax, or $.08 per share including amounts reported in Cost of goods sold.

OPERATIONS REVIEW
-----------------

"Hubbell's 2004 results, and the accomplishments throughout the Company which drove them, were exceptional," said Timothy H. Powers, Chairman, President, and Chief Executive Officer. "We exceeded our plan for sales, operating profit, and net income. Our lean manufacturing initiative was broadened in several ways: through our supply chain, into product design and development, and adding a Voice of the Customer element. The Hubbell 2006 initiative reached a milestone. This is a new, enterprise-wide business system which had its first "go-live" at the Wiring Systems operations. Restructuring, chiefly within Hubbell Lighting, moved forward. We've further reduced our plant and equipment footprint even as we achieved 13% more sales. These efforts, and others, are permanently transforming Hubbell into a more flexible, more responsive, and more profitable Company."

"The year was challenging as well," Powers continued, "and especially so in materials cost. The rate of cost increases was unprecedented. Metals like steel, copper, and aluminum had successive escalations in cost throughout the year. Oil, which exceeded $50 per barrel at one point, impacted freight costs, feedstock for molding plastic parts, and the cost of heating our facilities. All impacted margins of businesses within the Power Systems and Electrical segments which have a high metal content in their product lines. Spending on implementation of Hubbell 2006 also increased. This is a complex system and implementation, but we're moving steadily up the learning curve at Wiring Systems which will benefit the next three staged 'go-lives' scheduled in 2005."

"Nonetheless, we met our operating goals for the year: higher sales, another year of operating margin improvement in every business platform, further gains in asset efficiency, and a strong balance sheet to support future growth as we ended 2004 with cash and investments, net of debt, exceeding $100 million."


                                  -continued-

SEGMENT REVIEW
--------------

The comments and year-over-year percentage comparisons in this segment review are based on fourth quarter results in 2004 and 2003.

In the Electrical Segment, sales improved by 12% and operating profit was level with the prior year. Higher restructuring costs at Lighting operations, higher year-over-year spending on the business system implementation, and increased commodity costs offset the favorable effects of increased volume. Within the segment, Hubbell Lighting reported positive double-digit sales comparisons and, excluding restructuring costs, operating profit improvement. Both Commercial/Industrial Products and the Progress brand, the largest supplier of residential fixtures in North America, showed another quarter of strong growth. Sales at the Wiring Systems operations improved modestly and profits were even with last year. Electrical Products reported higher sales and operating profits, but margin declined in the quarter chiefly as a result of steel price increases. Steel is the primary component of many of this group's products - Raco switch, junction, and outlet boxes, as examples -- and the cost of steel continued to escalate. Price increases on these products were announced to recover higher steel costs, but the lag between announcement and implementation of the product price increase - typically a calendar quarter - impacted profitability in the final period of the year.

The Power Systems Segment finished 2004 with another strong quarter. Sales and operating profit both rose although margins were lower due, again, primarily to raw material price increases. Many of the segment's A.B. Chance and Connectors products are metals-based so the impact of higher costs and the lag before price increases were implemented to offset the latest surge in costs impacted margin. Nonetheless, increased orders from utility customers due to a stronger economy, share growth at key distributors, and contract awards won in international markets were all components of the segment's growth.

Sales and operating profit totals gained positive comparisons in the Industrial Technology segment. Increased capital spending by customers in metals production and other basic industries benefited its Industrial Controls and Gleason Reel operations. Internal initiatives helped move the High Voltage unit into profitability even though its sales were even with one year ago. Only the GAI-Tronics unit reported lower operating profits, primarily due to an unfavorable product mix in the final quarter of 2004 versus exceptionally strong margins in the same period of 2003.


                                  -continued-

SUMMARY AND OUTLOOK
-------------------

"Our strategy which was the foundation of our excellent year in 2004 remains unchanged," said Powers. "We are focused on operational excellence. We intend to gain greater benefits in 2005 through our lean manufacturing initiative, training our people, extending our product lines and market shares, and seeking complementary acquisitions at reasonable prices."

"The economic environment looks promising," Powers added. "Modest recovery in our key markets should continue. Most observers are predicting 2005 GDP growth in the 3-4% range and we agree with that projection. Capacity utilization should also continue rising, at a modest rate, which should translate into higher capital spending and order input to our businesses. Continued increases in utility spending and an up-tick in non-residential construction should also be seen. Commodity prices will likely go higher in the near-term but a plateau, at the least, appears close. Finally, while the residential market is likely to contract by mid-single digits from the high levels of the past several years, we expect Hubbell's prominent position will generate increased market share and another year of positive comparisons."

"In 2005," Powers concluded, "assuming these general economic forecasts prove to be close to the mark, we expect the Company's performance to be better than 2004. We are focused on further accomplishments in all of our initiatives: lean manufacturing, focus on working capital efficiency, Hubbell 2006, restructuring, and others. Our continuing restructuring will entail expense -- $20-30 million, pre-tax, primarily in lighting operations -- and that initiative should

                                  -continued-
continue to improve our operating results. In all, sales and net income should reach new levels for the Company and earnings per share excluding restructuring expense is expected to be in the $2.65 -- $2.95 range."

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company's reasonable current expectations.
These statements may be identified by the use of forward-looking words or phrases such as "assuming", "growth", "expect", "extending", "should", "intend", "will likely", "transforming", "achieving", "progress", "continue", "ongoing", "projection," "predicting", "rising", "appears", "generate", "seeking", "looks"and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the effect and costs of the ongoing Hubbell 2006 business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; 2005 general economic projections and business conditions; and competition.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2004 revenues of $2.0 billion, Hubbell Incorporated operates manufacturing facilities in North America, Puerto Rico, Mexico, Italy, Switzerland, and the United Kingdom, participates in a joint venture in Taiwan, and maintains sales offices in Singapore, Hong Kong, South Korea, People's Republic of China, and the Middle East. The corporate headquarters is located in Orange, CT.

                                   # # # # #
                      (Financial Schedules are Attached.)

                              HUBBELL INCORPORATED
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (in millions, except per share data)


                                          THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                              DECEMBER 31                     DECEMBER 31
                                      (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                                       ---------       ---------       ---------
                                          2004            2003            2004            2003
                                       ---------       ---------       ---------       ---------
Net Sales                              $   499.7       $   444.7       $ 1,993.0       $ 1,770.7
Cost of goods sold                         358.2           316.8(2)      1,431.1(1)      1,289.2(2)
                                       ---------       ---------       ---------       ---------

Gross Profit                               141.5           127.9           561.9           481.5

Selling & administrative expenses           86.6            76.5           333.9           303.9
Special charges, net                         2.8            --              15.4             5.7
                                       ---------       ---------       ---------       ---------

Total Operating Income                      52.1            51.4           212.6           171.9

Investment income                            2.9             0.9             6.5             3.7
Interest expense                            (5.2)           (5.1)          (20.6)          (20.6)
Other income (expense), net                 (1.4)           (0.2)           (1.2)            0.5
                                       ---------       ---------       ---------       ---------

Total Other Expense, net                    (3.7)           (4.4)          (15.3)          (16.4)
                                       ---------       ---------       ---------       ---------

Income Before Income Taxes                  48.4            47.0           197.3           155.5

Provision for income taxes                   0.6(3)         12.2            42.6(3)         40.4
                                       ---------       ---------       ---------       ---------


NET INCOME                             $    47.8       $    34.8       $   154.7       $   115.1
                                       =========       =========       =========       =========


Earnings Per Share - Diluted           $    0.77       $    0.57       $    2.51       $    1.91
                                       =========       =========       =========       =========

Average Shares Outstanding - Diluted        62.1            60.9            61.6            60.1

(1) 2004 Cost of goods sold includes a special charge of $1.3 for Lighting business restructuring.

(2) 2003 Cost of goods sold includes special charges of $0.5 and $2.4 for Lighting business restructuring in the fourth quarter and full year, respectively.

(3) 2004 Provision for income taxes reflects a benefit of $10.2 related to completion of IRS examinations for years through 2001.

                              HUBBELL INCORPORATED
                  CONSOLIDATED STATEMENT OF EARNINGS BY SEGMENT
                      (in millions, except per share data)


                                          THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                             DECEMBER 31               DECEMBER 31
                                      (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
                                       ---------    ---------    ---------    ---------
                                          2004        2003         2004         2003
                                       ---------    ---------    ---------    ---------
Net Sales
     Electrical                        $   369.9    $   331.0    $ 1,476.8    $ 1,313.7
     Power                                  95.9         82.7        386.2        332.5
     Industrial Technology                  33.9         31.0        130.0        124.5
                                       ---------    ---------    ---------    ---------
          Total Net Sales              $   499.7    $   444.7    $ 1,993.0    $ 1,770.7
                                       =========    =========    =========    =========


Operating Income
     Electrical                        $    41.9    $    39.6    $   173.4    $   136.3
     Special charges, net                   (2.8)        (0.5)       (16.7)        (8.1)
                                       ---------    ---------    ---------    ---------
        Total Electrical                    39.1         39.1        156.7        128.2

     Power                                   9.1          8.8         41.2         32.9
     Industrial Technology                   3.9          3.5         14.7         10.8
                                       ---------    ---------    ---------    ---------
          Total Operating Income            52.1         51.4        212.6        171.9
                                       ---------    ---------    ---------    ---------


Other expense, net                          (3.7)        (4.4)       (15.3)       (16.4)
                                       ---------    ---------    ---------    ---------

Income Before Income Taxes                  48.4         47.0        197.3        155.5

Provision for income taxes                   0.6         12.2         42.6         40.4
                                       ---------    ---------    ---------    ---------

NET INCOME                             $    47.8    $    34.8    $   154.7    $   115.1
                                       =========    =========    =========    =========



Earnings Per Share - Diluted           $    0.77    $    0.57    $    2.51    $    1.91
                                       =========    =========    =========    =========

Average Shares Outstanding - Diluted        62.1         60.9         61.6         60.1

                              HUBBELL INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                   (UNAUDITED)     (UNAUDITED)
                                                  DECEMBER 2004  SEPTEMBER 2004  DECEMBER 2003
                                                  -------------  --------------  -------------
ASSETS
Cash and temporary cash investments                  $  324.3        $  310.7        $  220.8
Short-term investments                                   17.2            17.2            --
Accounts receivable (net)                               288.5           297.3           227.1
Inventories (net)                                       216.1           212.4           207.9
Deferred taxes and other                                 46.3            53.5            53.5
                                                     --------        --------        --------

CURRENT ASSETS                                          892.4           891.1           709.3

Property, plant and equipment (net)                     261.8           264.7           295.8
Investments                                              65.7            60.7            80.1
Goodwill                                                326.6           322.9           322.7
Intangible assets and other                              95.9            89.4            91.5
                                                     --------        --------        --------
TOTAL ASSETS                                         $1,642.4        $1,628.8        $1,499.4
                                                     ========        ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current portion of long-term debt                    $   99.9        $   --          $   --
Accounts payable                                        132.1           120.9           103.6
Accrued salaries, wages and employee benefits            46.8            66.3            51.1
Accrued income taxes                                     24.4            54.2            34.9
Dividends payable                                        20.2            20.1            19.9
Other accrued liabilities                                85.9            89.0            78.9
                                                     --------        --------        --------

CURRENT LIABILITIES                                     409.3           350.5           288.4

Long-term debt                                          199.1           299.0           298.8
Other non-current liabilities                            89.7            83.3            82.5
                                                     --------        --------        --------

TOTAL LIABILITIES                                       698.1           732.8           669.7

SHAREHOLDERS' EQUITY                                    944.3           896.0           829.7
                                                     --------        --------        --------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY             $1,642.4        $1,628.8        $1,499.4
                                                     ========        ========        ========

                              HUBBELL INCORPORATED
           CONDENSED CONSOLIDATED CASH FLOWS FROM OPERATING ACTIVITIES
                     AND SUPPLEMENTARY CASH FLOW INFORMATION
                                  (in millions)

                                                                                   (unaudited)
                                                                               TWELVE MONTHS ENDED
                                                                                    DECEMBER 31
                                                                               2004            2003
                                                                             -------         -------
Operating Activities
   Net Income                                                                $ 154.7         $ 115.1
   Depreciation and amortization                                                48.9            52.6
   Non-cash special charges                                                      8.3             3.4
   Changes in working capital                                                  (23.0)           74.1
   Contribution to domestic, qualified, defined benefit pension plans          (25.0)          (25.0)
   Other, net                                                                   21.1            22.0
                                                                             -------         -------

        Net cash provided by operating activities                              185.0           242.2

Supplementary Cash Flow Information

   Capital expenditures                                                      $ (39.1)        $ (27.6)